Exhibit 99.1

NEWS RELEASE

NCR CORPORATION AND NCR ATLEOS, LLC ANNOUNCE

UPSIZE AND PRICING OF SENIOR SECURED NOTES OFFERING

Notes to be obligations of NCR Atleos following consummation of NCR’s previously announced Spin-Off of its ATM-focused businesses

ATLANTA – September 22, 2023 – NCR Corporation (NYSE: NCR) (“NCR”) and NCR Atleos, LLC (“NCR Atleos”) announced today that their wholly-owned subsidiary, NCR Atleos Escrow Corporation (the “Escrow Issuer”), priced an offering of $1,350 million aggregate principal amount of 9.500% senior secured notes due 2029 (the “Notes”) at a price of 98.750% of the principal amount of the Notes. The aggregate principal amount of the Notes to be issued in the offering was increased to $1,350 million from the previously announced $1,050 million. The maturity of the Notes was shortened to five and a half years from the previously announced seven year maturity. The Notes are being offered in connection with NCR’s previously announced plan to separate into two independent companies (the “Spin-Off”): NCR Voyix, which will focus on digital commerce, including NCR’s Retail, Restaurant and Digital Banking businesses, and NCR Atleos, which will hold NCR’s ATM-focused businesses, including NCR’s Self-Service Banking, Payments & Network and Telecommunications and Technology businesses.

Substantially concurrently with the consummation of the Spin-Off, the Escrow Issuer will merge with and into NCR Atleos, with NCR Atleos continuing as the surviving entity, and NCR Atleos will assume all of the Escrow Issuer’s obligations under the Notes, the related indenture and other applicable documents. Upon consummation of the Spin-Off, the Notes will be jointly and severally and unconditionally guaranteed on a senior secured basis by certain of NCR Atleos’s domestic subsidiaries (the “Guarantors”) that will also guarantee its new senior secured credit facilities. Upon consummation of the Spin-Off, the Notes and related guarantees will be secured, subject to permitted liens and certain other exceptions, by first-priority liens on all of NCR Atleos’s and the Guarantors’ assets securing NCR Atleos’s new senior secured credit facilities.

The offering is expected to close on September 27, 2023 (the “Closing Date”), subject to customary closing conditions. The closing of this offering is not conditioned on the closing of the Spin-Off. The gross proceeds of the offering will be held in escrow pending consummation of the Spin-Off. The Spin-Off is currently expected to close in the fourth quarter of 2023, although there can be no assurance that such closing will not be delayed or will occur at all. If the Spin-Off is not consummated on or prior to the earlier of December 31, 2023 and the date on which NCR Atleos or the Escrow Issuer notifies the escrow agent that NCR Atleos has determined that the Spin-Off will not be consummated, then the Notes will be subject to a special mandatory redemption.

In connection with the Spin-Off, NCR Atleos and the Escrow Issuer expect to enter into a credit agreement providing up to $2,085 million aggregate principal amount of indebtedness in the form of senior secured credit facilities, including a five and a half-year term loan “B” facility in the aggregate principal amount of $750 million (the “Senior Secured Term Loan B”). The borrowings under the Senior Secured Term Loan B are expected to be placed into escrow on or about the Closing Date and released from escrow upon the consummation of the Spin Off.

NCR Atleos intends to use the net proceeds from the offering, together with borrowings under its new senior secured credit facilities (including the borrowings under the Senior Secured Term Loan B) and/or cash on hand, (i) to finance the payment of a cash distribution to NCR, which NCR intends to use to repay a portion of its existing indebtedness, (ii) to pay fees and expenses related to the Spin-Off (including, without limitation, the fees and expenses with respect to the foregoing financing arrangements) and (iii) for general corporate purposes.

The Notes and the related guarantees were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in transforming, connecting, and running technology platforms for self-directed banking, stores, and restaurants. NCR is headquartered in Atlanta, Georgia, with 35,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

About NCR Atleos, LLC

Once an independent, publicly traded company, NCR Atleos, LLC is expected to be a leader in creating, designing and accelerating self-directed banking solutions for a global customer base including financial institutions, retailers and consumers. NCR Atleos will be headquartered in Atlanta, Georgia, with 19,000 employees globally.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to NCR’s or NCR Atleos’s plans, goals, intentions, strategies, financial outlook, NCR’s or NCR Atleos’s expectations regarding the Spin-Off, NCR’s or NCR Atleos’s intention to consummate the offering and issue the Notes or the intended use of proceeds from the offering of the Notes and enter into the new senior secured credit facilities, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of the NCR’s and NCR Atleos’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. Additional information concerning these and other factors can be found in NCR and NCR Atleos’s filings with the U.S. Securities and Exchange Commission, including NCR’s most recent annual report on Form 10-K, most recent quarterly report on Form 10-Q and current reports on Form 8-K and NCR Atleos’s registration statement on Form 10, most recent quarterly report on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. Neither NCR nor NCR Atleos undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NCR Corporation Investor Contact

Michael Nelson

NCR Corporation

678-808-6995

michael.nelson@ncr.com

NCR Corporation and NCR Atleos, LLC News Media Contact

Scott Sykes

NCR Corporation

scott.sykes@ncr.com